Exhibit 10.67

[GSO Form of Non-Competition Agreement]

SMD Non-Competition and Non-Solicitation Agreement

This SMD Non-Competition and Non-Solicitation Agreement, dated as of [Date] (the “Non-Competition Agreement”), between Blackstone Holdings I L.P., a Delaware limited partnership, Blackstone Holdings II L.P., a Delaware limited partnership, Blackstone Holdings III L.P., a Québec société en commandite, and Blackstone Holdings IV L.P., a Québec société en commandite (collectively, “Blackstone Holdings” and, together with its Subsidiaries and Affiliates (as each such term is defined in the New Acquisition Agreement (as defined below) entities, “Blackstone”), and each of the other persons from time to time party hereto (each, an “SMD”).

WHEREAS, each SMD acknowledges and agrees that it is essential to the success of Blackstone that Blackstone be protected by non-competition and non-solicitation agreements that will be entered into by such SMD and other SMDs of Blackstone;

WHEREAS, each SMD acknowledges and agrees that Blackstone would suffer significant and irreparable harm from SMD competing with Blackstone after the termination of SMD’s service with Blackstone;

WHEREAS, each SMD is a party to a letter agreement with Blackstone (an “SMD Agreement”), as well as other agreements referred to therein; and

WHEREAS, each SMD acknowledges and agrees that in the course of such SMD’s service with Blackstone, such SMD has been and will be provided with Confidential Information (as hereinafter defined) of Blackstone, and has been and will be provided with the opportunity to develop relationships with investors and clients, prospective investors and clients, employees and other agents of Blackstone, and such SMD further acknowledges that such Confidential Information and relationships are extremely valuable assets in which Blackstone has invested and will continue to invest substantial time, effort and expense;

NOW, THEREFORE, for good and valuable consideration, each SMD and Blackstone hereby covenant and agree to the following restrictions which such SMD acknowledges and agrees are reasonable and necessary to protect the legitimate business interests of Blackstone and which will not unnecessarily or unreasonably restrict such SMD’s professional opportunities should his or her service with Blackstone terminate:

I.	Non-Competition and Non-Solicitation Covenants

A. Non-Competition. Each SMD shall not, directly or indirectly, during such SMD’s service with Blackstone, and for a period ending the latest of (x) 12 months following the termination with Cause by Blackstone of such SMD’s service pursuant to Sections 5(a) or 5(b) of the SMD Agreement, (y) 90 days following the termination without Cause by Blackstone of such SMD’s service pursuant to Sections 5(a) or 5(b) of the SMD Agreement, and (z) 12 months following the date on which such SMD’s Garden Leave Period would commence pursuant to Section 5(d) of the SMD Agreement, associate (including but not limited to association as a sole proprietor, owner, employer, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise) with any Competitive Business or any of the

Affiliates, related entities, successors or assigns of any Competitive Business; provided however that with respect to the equity of any Competitive Business which is or becomes publicly traded, such SMD’s ownership as a passive investor of less than 3% of the outstanding publicly traded stock of a Competitive Business shall not be deemed a violation of this Non-Competition Agreement (provided that nothing in this Section I.A shall restrict any SMD from providing asset-management services for the benefit of himself or herself, or his immediate family members). For purposes of this Non-Competition Agreement, “Competitive Business” means any business, in any geographical or market area where Blackstone conducts business or provides products or services, that competes with the business of Blackstone, including any business in which Blackstone engaged during the term of such SMD’s service and any business that Blackstone was actively considering conducting at the time of such SMD’s termination of service and of which such SMD has, or reasonably should have, knowledge.

B. Non-Solicitation of Clients/Investors. Each SMD shall not, directly or indirectly, during such SMD’s service with Blackstone, and for a period ending 24 months following (i) the termination by Blackstone of such SMD’s service pursuant to Sections 5(a) or 5(b) of the SMD Agreement, or (ii) the commencement of such SMD’s Garden Leave Period pursuant to Section 5(d) of the SMD Agreement, (a) solicit, or assist any other individual, person, firm or other entity in soliciting, the business of any Client or Prospective Client for or on behalf of an existing or prospective Competitive Business; (b) perform, provide or assist any other individual, person, firm or other entity in performing or providing, services similar to those provided by Blackstone, for any Client or Prospective Client; or (c) impede or otherwise interfere with or damage (or attempt to impede or otherwise interfere with or damage) any business relationship and/or agreement between Blackstone and (i) a Client or Prospective Client or (ii) any supplier.

1. For purposes of this Non-Competition Agreement, “Client” shall mean any person, firm, corporation or other organization whatsoever for whom Blackstone provided services (including without limitation any investor in any Blackstone fund, any portfolio company of a Blackstone fund, any client of any Blackstone business group or any other person for whom Blackstone renders any service) with respect to whom each SMD, individuals reporting to such SMD or individuals over whom such SMD had direct or indirect responsibility, had personal contact or dealings on Blackstone’s behalf during the three-year period immediately preceding such SMD’s termination of service. “Prospective Client” shall mean any person, firm, corporation or other organization whatsoever with whom Blackstone has had any negotiations or discussions regarding the possible engagement of business, investment in a Blackstone fund, investment in or provision of services to any portfolio company of a Blackstone fund, or the performance of business services within the eighteen months preceding such SMD’s termination of service with Blackstone with respect to whom such SMD, individuals reporting to such SMD or individuals over whom such SMD had direct or indirect responsibility, had personal contact or dealing on Blackstone’s behalf during such eighteen-month period.

2. For purposes of this Section I.B., “solicit” means to have any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any individual, person, firm or other entity, in any manner, to take or refrain from taking any action.

C. Non-Solicitation of Employees/Consultants. Each SMD shall not, directly or indirectly, during such SMD’s service with Blackstone, and for a period ending 24 months following (i) the termination by Blackstone of such SMD’s service pursuant to Sections 5(a) or 5(b) of the SMD Agreement or (ii) the commencement of such SMD’s Garden Leave Period pursuant to Section 5(d) of the SMD Agreement, solicit, employ, engage or retain, or assist any other individual, person, firm or other entity in soliciting, employing, engaging or retaining, (a) any employee or (with respect to soliciting only) other agent of Blackstone, including without limitation any former employee or (with respect to soliciting only) other agent, in each case, of Blackstone who ceased working for Blackstone within the twelve-month period immediately preceding or following the date on which such SMD’s service with Blackstone terminated, or (b) any consultant or senior adviser that such SMD knows or should know is under contract with Blackstone. For purposes of this Section I.C., “solicit” means to have any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to terminate their employment or business relationship with Blackstone, or recommending or suggesting (including by identifying a person or entity to a third party) that a third party take any of the foregoing actions.

II.	Confidentiality

A. Each SMD expressly agrees, at all times, during and subsequent to such SMD’s service with Blackstone, to maintain the confidentiality of, and not to disclose to or discuss with, any person any Confidential Information (as hereinafter defined), except (i) to the extent reasonably necessary or appropriate to perform such SMD’s duties and responsibilities as an SMD including without limitation furthering the interests of Blackstone and/or developing new business for Blackstone (provided that Confidential Information relating to (x) personnel matters related to any present or former employee, partner or member of Blackstone (including such SMD himself or herself), including compensation and investment arrangements, or (y) the financial structure, financial position or financial results of any Blackstone entities, shall not be so used without the prior consent of Blackstone), (ii) with the prior written consent of Blackstone, or (iii) as otherwise required by law, regulation or legal process or by any regulatory or self-regulatory organization having jurisdiction; provided that such SMD agrees that a copy of the provisions set forth in Section I may be disclosed to such SMD’s prospective future employers, partners or other service-recipients upon request in connection with such SMD’s application therefor.

B. For purposes of this Non-Competition Agreement, “Confidential Information” means information concerning the business, affairs, operations, strategies, policies, procedures, organizational and personnel matters related to any present or former employee, partner or member of Blackstone (including each SMD himself or herself), including compensation and investment arrangements, terms of agreements, financial structure, financial position, financial results or other financial affairs, actual or proposed transactions or investments, investment results, existing or prospective clients or investors, computer programs or other confidential information related to the business of Blackstone or to its members, actual or prospective clients or investors (including funds managed by Affiliates of Blackstone), their respective portfolio companies or other third parties. Such information may have been or may be provided in written or electronic form or orally. All of such information, from whatever source learned or obtained and regardless of Blackstone’s connection to the information, is referred to herein as

“Confidential Information.” Confidential Information excludes information that has been made generally available to the public (although it does include any confidential information received by Blackstone from any clients), but information that when viewed in isolation may be publicly known or can be accessed by a member of the public will still constitute Confidential Information for these purposes to the extent such information has been aggregated or interpreted by Blackstone in such a manner as to become proprietary to Blackstone. Without limiting the foregoing, Confidential Information includes any information, whether public or not, which (1) represents, or is aggregated in such a way as to represent, or purport to represent, all or any portion of the investment results of, or any other information about the investment “track record” of, (a) Blackstone, (b) a business group of Blackstone, (c) one or more funds managed by Blackstone, or (d) any individual or group of individuals during their time at Blackstone, or (2) describes an individual’s role in achieving or contributing to any such investment results.

C. In addition to the foregoing, you agree not to disclose to, or discuss with, any person (including any partner or employee of Blackstone) other than Stephen A. Schwarzman, Hamilton E. James, J. Tomilson Hill, Laurence A. Tosi, John G. Finley, the other Founders (as defined in the New Acquisition Agreement), George Fan and Matthew W. Quigley (to the extent such Founder, Fan or Quigley, as applicable, is then associated with the firm), members of the firm’s financial, tax, accounting and human resources staff who participate in the preparation or ongoing administration of the SMD Agreement and other persons designated by SAS or HEJ, any information relating to the contents or subject matter of the SMD Agreement or of any Governing Agreement that may be furnished to you in connection with your association with Blackstone, except (a) to the extent necessary to perform your duties and responsibilities under your SMD Agreement, (b) to the extent reasonably necessary or applicable in enforcing your rights with respect to Blackstone or its Affiliates, (c) as otherwise required by applicable law, or (d) to your counsel, spouse and/or tax, accounting and financial advisors, and (with respect only to the terms of the restrictions referred to in Section I of this Non-Competition Agreement) to any prospective future employer upon request in connection with your application for employment; provided, that you undertake that such counsel, spouse, tax, accounting and financial advisors and prospective future employers will comply with the restrictions set forth in this Section II.

III.	Non-Disparagement

A. Each SMD agrees that, during and at any time after such SMD’s service with Blackstone, such SMD will not, directly or indirectly, through any agent or Affiliate, make any disparaging comments or criticisms (whether of a professional or personal nature) to any individual or other third party (including without limitation any present or former member, partner or employee of Blackstone) or entity regarding Blackstone (or the terms of any agreement or arrangement of any Blackstone entity) or any of their respective Affiliates, members, partners or employees, or regarding such SMD’s relationship with Blackstone or the termination of such relationship which, in each case, are reasonably expected to result in material damage to the business or reputation of Blackstone or any of its Affiliates, members, partners or employees.

IV.	Remedies

A. Injunctive Relief. Each SMD acknowledges and agrees that Blackstone’s remedy at law for any breach of this Non-Competition Agreement would be inadequate and that for any breach of this Non-Competition Agreement, Blackstone shall, in addition to other remedies as may be available to it at law or in equity, or as provided for in this Non-Competition Agreement, be entitled to an injunction, restraining order or other equitable relief, without the necessity of posting a bond, restraining such SMD from committing or continuing to commit any violation of such covenants. Each SMD agrees that proof shall not be required that monetary damages for breach of the provisions of this Non-Competition Agreement would be difficult to calculate and that remedies at law would be inadequate.

B. Forfeiture.

1. In the event of any breach of this Non-Competition Agreement, the SMD Agreement or any limited liability company agreement, partnership agreement or other governing document of Blackstone to which such SMD is a party, or any termination for Cause (as defined in Section 5 of the SMD Agreement) of such SMD’s services, (i) such SMD shall no longer be entitled to receive payment of any amounts that would otherwise be payable to such SMD following such SMD’s withdrawal as an SMD, member or partner, as the case may be, of Blackstone (including, without limitation, return of such SMD’s capital contributions), (ii) all of such SMD’s remaining SMD, member, partner or other interests (including, without limitation, carried interests) in Blackstone (whether vested or unvested and whether delivered or not yet delivered) shall immediately terminate and be null and void, (iii) all of the securities of Blackstone Holdings or The Blackstone Group L.P., a Delaware limited partnership (whether vested or unvested and whether delivered or not yet delivered) held by or to be received by such SMD or such SMD’s personal planning vehicle(s) shall be forfeited, (iv) no further such interests or securities will be awarded to such SMD, and (v) all unrealized gains (by investment) related to such SMD’s side-by-side investments will be forfeited. For the avoidance of doubt and notwithstanding anything to the contrary herein or in any other agreement, any payments received by any SMD under the New Acquisition Agreement, including the 2011 Payment, the 2013 Payment, the Performance Earn Out payment (to the extent earned) and the Base Earn Out payment (to the extent earned) (in each case as defined in the New Acquisition Agreement), shall be subject to forfeiture following such receipt (and, therefore, promptly returned by such SMD to Blackstone on an after-tax basis after giving effect to any tax credits or deductions available as a result of all such repayments and forfeitures) upon any breach hereof that occurs within 12 months of such payment (in the case of Section I-A hereof) or within 24 months of such payment (in the case of any other section hereof), with any such forfeiture and repayment to be enforceable via the dispute resolution provisions hereof.

V.	Amendment; Waiver

A. This Non-Competition Agreement may not be modified, other than by a written agreement executed by each SMD and Blackstone, nor may any provision hereof be waived other than by a writing executed by Blackstone.

B. The waiver by Blackstone of any particular default by each SMD or any employee of Blackstone, shall not affect or impair the rights of Blackstone with respect to any subsequent default of the same or of a different kind by such SMD or any employee of Blackstone; nor shall any delay or omission by Blackstone to exercise any right arising from any default by such SMD affect or impair any rights that Blackstone may have with respect to the same or any future default by such SMD or any employee of Blackstone.

VI.	Governing Law

This Non-Competition Agreement and the rights and duties hereunder shall be governed by and construed and enforced in accordance with the laws of the State of New York.

VII.	Resolution of Disputes; Submission to Jurisdiction; Waiver of Jury Trial

A. Any and all disputes (including any ancillary claims) arising out of, relating to or connecting with this Agreement, including the breach, termination or validity thereof (including the validity, scope and enforceability of this arbitration provision and/or any claim of discrimination in connection with such SMD’s tenure as an SMD, partner or member of Blackstone or any aspect of any relationship between such SMD and Blackstone or any termination of such SMD’s services as such member or partner or of any aspect of any relationship between such SMD and Blackstone), shall be finally settled by an arbitration conducted by a single arbitrator, who shall be a lawyer, in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”). If the parties to the dispute fail to agree on the selection of an arbitrator within thirty days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment.

Notwithstanding the provisions of this Section VII, Blackstone may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder and/or enforcing an arbitration award and, for the purposes of this Section VII.A, each SMD (i) expressly consents to the application of this Section to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Non-Competition Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Chief Legal Officer of Blackstone as such SMD’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such SMD of any such service of process, shall be deemed in every respect effective service of process upon such SMD in any such action or proceeding.

B. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. The place of arbitration shall be in New York City, New York. The language of the arbitration shall be in English.

C. EACH SMD HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF

THIS SECTION, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION DESCRIBED IN SECTION VII.A, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS NON-COMPETITION AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration or to confirm an arbitration award. The parties acknowledge that the forum designated by this Section has, and will have, a reasonable relation to this Agreement, and to the parties’ relationship with one another.

D. Each SMD hereby waives, to the fullest extent permitted by applicable law, any objection which such SMD now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in this section and agrees not to plead or claim the same. Each SMD further waives, to the fullest extent permitted by applicable law, any right that may exist to a jury trial or to participation as a member of a class in any proceeding.

E. Each SMD hereby agrees that such SMD shall not, nor shall such SMD allow anyone acting on such SMD’s behalf to, subpoena or otherwise seek to gain access to any financial statements or other confidential financial information relating to Blackstone, or any of its respective members, partners, officers, employees or agents, except as specifically permitted by the terms of this Non-Competition Agreement or by the provisions of any limited liability company agreement, partnership agreement or other governing document of Blackstone to which such SMD is a party; provided, that in any proceeding referred to in this Section VII, each SMD shall have the right to use firm financial statements previously provided to such SMD to the extent expressly provided in Section II of this Non-Competition Agreement.

F. EACH SMD HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ANCILLARY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY COURT REFERRED TO IN THIS SECTION.

VIII.	Entire Agreement

This Non-Competition Agreement, together with the SMD Agreement, the Acquisition Agreement by and among Blackstone, the other acquirers named therein, GSO Capital Partners LP and the GSO Equity Participants named therein, dated March 3, 2008, the Acquisition Agreement by and among GSO Holdings I L.L.C. and the GSO Equity Participants named therein, dated December 30, 2011 (the “New Acquisition Agreement”) and the Performance Earn Out Letter Agreement by and among GSO Holdings I L.L.C. and the Performance Earn Out Participants named therein, dated December 30, 2011, contain the entire agreement between the parties with respect to the subject matter herein and supersede all prior oral and written agreements between the parties pertaining to such matters.

IX.	Severability

A. If any provision of this Non-Competition Agreement shall be held or deemed to be invalid, illegal or unenforceable in any jurisdiction for any reason, the invalidity of that provision shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or of rendering any other provisions herein unenforceable, but the invalid provision shall be substituted with a valid provision which most closely approximates the intent and the economic effect of the invalid provision and which would be enforceable to the maximum extent permitted in such jurisdiction or in such case.

[GSO Form of Non-Competition Agreement]

WHEREOF, the parties hereto have duly executed this SMD Non-Competition and Non-Solicitation Agreement as of the date first above written.

BLACKSTONE HOLDINGS I L.P.

By:	Blackstone Holdings I/II GP Inc., its general partner

By:
				Name:	Stephen A. Schwarzman
				Title:	Chairman and Chief Executive Officer

BLACKSTONE HOLDINGS II L.P.

By:	Blackstone Holdings I/II GP Inc., its general partner

By:
				Name:	Stephen A. Schwarzman
				Title:	Chairman and Chief Executive Officer

BLACKSTONE HOLDINGS III L.P.

	By:	Blackstone Holdings III GP L.P., its general partner

		By:	Blackstone Holdings III GP Management L.L.C., its general partner

By:
				Name:	Stephen A. Schwarzman
				Title:	Chairman and Chief Executive Officer

BLACKSTONE HOLDINGS IV L.P.

	By:	Blackstone Holdings IV GP L.P., its general partner

		By:	Blackstone Holdings IV GP Management (Delaware) L.P., its general partner

			By:	Blackstone Holdings IV GP Management L.L.C., its general partner

By:
					Name:	Stephen A. Schwarzman
					Title:	Chairman and Chief Executive Officer

[Signature Page to SMD Non-Competition and Non-Solicitation Agreement]

Agreed and accepted as of the date first above written:

By:
(Please sign above)

Print Name: [Name]